CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Foamex International Inc. on Form S-8 (File No. 33-94154) of our report dated June 26, 1998 on our audits of the financial statements and schedules of the Foamex/GFI 401(k) Savings Plan as of December 31, 1997 and December 31, 1996 and for the years ended, which report is in this Annual Report on Form 11-K.



COOPERS & LYBRAND L.L.P.

Philadelphia, Pennsylvania
June 30, 1998